EXHIBIT 99.1

                        NEWS RELEASE

Valerie C. Carlson Corporate Communications 203.338.2351 Fax: 203.338.3461 Valerie.Carlson@peoples.com

FOR IMMEDIATE RELEASE

November 9, 2007

PEOPLE’S UNITED FINANCIAL ANNOUNCES CEO’S TEMPORARY LEAVE OF ABSENCE

BRIDGEPORT, CONN. – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that Chairman and CEO John A. Klein will be taking a temporary leave of absence from his duties in order to recuperate more fully from recently reported cancer surgery. The board of directors of People’s United has also decided it is appropriate to separate the roles of Chairman and CEO and has elected George P. Carter, the current Vice-Chairman and Lead Director of the Company’s board, as the non-executive Chairman of the board of directors of People’s United. In addition, current Chief Financial Officer Philip R. Sherringham will serve as acting-CEO and acting-President of the Company until Mr. Klein returns to his post.

“The board wholeheartedly supports John taking the time necessary to rebuild his strength so that he can return to lead the Company as he has so effectively to date,” said Chairman George P. Carter. “The board is very confident that the strategic direction developed by John, Philip and the rest of the executive officer team will be well-executed on a going-forward basis.”

Mr. Carter, who is 70, has a 31-year history as board member at People’s Bank, the predecessor company of People’s United. He has also served as a director of the Company since the completion of its second-step conversion in 2007. He is currently Chairman of the Company’s Audit and Executive Committees and also serves as a member of the Compensation and Nominating Committee.

Mr. Sherringham, who is 54, has been Executive Vice President and Chief Financial Officer since 2003. Prior to that time, Mr. Sherringham was an Executive Vice President and Chief Financial Officer at United California Bank in Los Angeles. He joined United California Bank’s predecessor, Sanwa Bank California in 1993.

People’s United Financial is a diversified financial services company providing consumer and commercial banking services through a network of 160 People’s United Bank branches, including 75 locations in Super Stop & Shop stores. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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